EXHIBIT 99.1

Repros Updates Proellex® Program

  Topline results after first four months of treatment from all three Proellex® trials expected to be available by end of Q3’16
  Screening for low dose study for oral Proellex® for uterine fibroids completed with last patient expected to be randomized by end of January ‘16
  Initial assessment from Phase 2 endometriosis study shows substantial reduction of pain and use of analgesics in women with severe endometriosis
    Based on the initial assessment, enrollment for the Phase 2 endometriosis study is scheduled to conclude by end of January ’16 with topline results for the first four months of treatment expected by end of Q3’16.

THE WOODLANDS, Texas, Dec. 21, 2015 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced that it believes that topline results from all three of its ongoing Proellex® studies can be reported by the end of third quarter of 2016. Each of the three placebo controlled, double-blind studies has enrolled or will enroll approximately 45 subjects. Each study has a placebo arm and two drug arms, 6 and 12 mg Proellex®. The first reported component of the three studies will be after four months of continuous treatment followed by an off drug interval to allow for return of menses. An effective dose of Proellex® results in cessation of menses (amenorrhea) without any negative effects on bone mineral density.  This criterion is based on data obtained from several earlier studies in both endometriosis and uterine fibroids. To date, both low dose oral and vaginal Proellex® have been generally well tolerated.

Uterine Fibroids

In previous low dose oral and vaginally administered Proellex® studies in the treatment of uterine fibroids, statistically significant outcomes for reduction in menstrual bleeding, general symptoms associated with uterine fibroids have been observed, as has clinically meaningful reduction in fibroid volume. The two ongoing studies for uterine fibroids include an assessment of blood loss via an alkaline hematin extraction from used sanitary products. Women effectively treated with Proellex® do not menstruate and hence have no sanitary products to analyze. Women on placebo will continue to menstruate. The two fibroid studies are designed to achieve statistical significance for key endpoints with a relatively small subject count.

Endometriosis

Previous studies with Proellex® at doses of 25 and 50 mg in women with severe endometriosis showed substantial reductions in both the associated pain and resulting analgesic usage. To date, the Company has enrolled 41 subjects in a low dose trial of both 6 and 12 mg Proellex® in women with severe endometriosis (Biberoglu Berman Symptom Survey Score > 7) and who require analgesics to control the associated pelvic abdominal pain.

Based on results from an interim analysis of the data, women treated with placebo exhibited pain scores at the end of treatment that were 83% of baseline but showed no reduction in analgesic usage (100% of baseline). Women in the two active treatment groups exhibited clinically relevant reductions in both pain scores and analgesic usage. In this group, pain scores were 39% of baseline and analgesic usage was reduced to 23% of baseline. Both of these assessments achieved statistically significant reduction compared to baseline and achieved or approached significance compared to placebo.

Based on this assessment the Company has decided to end enrollment of the endometriosis study, as it believes the study will provide sufficient data to design a Phase 3 study based on the 40-45 subjects expected to be randomized. Topline results from this study should be available by the end of the 3rdquarter of 2016.

The Company plans to request meetings with the FDA at the appropriate time to determine the Phase 3 programs that will be required for NDAs for these two indications.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Forward-Looking Statements

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions. These statements are based on assumptions that the Company has made in light of the Company’s experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to ongoing and future clinical studies and the timing and results thereof, the Company’s plans to communicate with the FDA, possible submission of one or more NDAs and the commercial potential of Proellex®. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the ability to have success in the clinical development of the Company’s technologies, the reliability of interim results to predict final study outcomes, the risk that the Company may not be able to successfully commercialize the product candidate, risks relating to the Company’s ability to protect its intellectual property rights and such other risks as are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company’s website at http://www.reprosrx.com.

CONTACT:
Investor Relations:
Thomas Hoffmann
The Trout Group
(646) 378-2931
thoffmann@troutgroup.com